Exhibit 99.1

QCR Holdings, Inc.

401(k) Plan

Financial Reports

For the years ended December 31, 2024 and 2023

QCR Holdings, Inc. 401(k) Plan

QCR Holdings, Inc. 401(k) Plan

Report of Independent Registered Public Accounting Firm

To the Plan Administrator, Audit Committee, and Plan participants of the QCR Holdings, Inc. 401(k) Plan:

Opinion on the Financial Statements

We have audited the accompanying statement of net assets available for benefits of the QCR Holdings, Inc. 401(k) Plan (the Plan) as of December 31, 2024, and the related statement of changes in net assets available for benefits for the year then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2024 and the changes in net assets available for benefits for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on the Plan’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Supplemental Information

The supplemental Schedule H, Line 4(i) – Schedule of Assets (Held at End of Year) as of December 31, 2024, has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental information is the responsibility of the Plan’s management. Our audit procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information is fairly stated, in all material respects, in relation to the financial statements as a whole.

/s/ Caron & Bletzer, PLLC

We have served as the Plan’s auditor since 2025

July 8, 2025

1

QCR Holdings, Inc. 401(k) Plan

Report of Independent Registered Public Accounting Firm

To the Plan Administrator and Plan Participants
QCR Holdings, Inc. 401(k) Plan

Opinion on the Financial Statements

We have audited the accompanying statement of net assets available for benefits of the QCR Holdings, Inc. 401(k) Plan (the “Plan”) as of December 31, 2023; the related statement of changes in net assets available for benefits for the year then ended; and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the net assets of the Plan as of December 31, 2023 and the changes in its net assets for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Basis of Opinion

The Plan’s management is responsible for these financial statements. Our responsibility is to express an opinion on the Plan’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Plan in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Plante & Moran, PLLC

We served as the Plan’s auditor from 2008 through 2024.

Chicago, Illinois

June 26, 2024

2

QCR Holdings, Inc. 401(k) Plan

Statements of Net Assets Available for Benefits

	December 31
	2024	2023

Assets
Investments, at fair value	$147,324,898	$124,090,617
Participant notes receivable	1,550,327	1,354,384
Employer contribution receivable	3,476,420	3,209,151

Net Assets Available for Benefits	$152,351,645	$128,654,152

See Notes to Financial Statements.	3

QCR Holdings, Inc. 401(k) Plan

Statements of Changes in Net Assets Available for Benefits

	Year Ended December 31
	2024	2023
Additions to Net Assets
Contributions:
Employer	$3,476,420	$3,209,150
Participant	7,940,183	7,445,400
Rollover	2,998,318	2,706,904

Total contributions	14,414,921	13,361,454

Investment income:
Interest and dividends	2,390,841	2,037,671
Net realized and unrealized gains on investments	18,329,882	17,858,099

Total investment income	20,720,723	19,895,770

Interest from participant notes receivable	116,192	66,183

Total additions - Net	35,251,836	33,323,407

Deductions from Net Assets
Benefits paid to participants	11,261,790	6,920,250
Administrative expenses	292,553	246,844

Total deductions	11,554,343	7,167,094

Net Increase in Net Assets Available for Benefits	23,697,493	26,156,313

Net Assets Available for Benefits
Beginning of year	128,654,152	102,497,839

End of year	$152,351,645	128,654,152

See Notes to Financial Statements.	4

QCR Holdings, Inc. 401(k) Plan

Notes to Financial Statements

December 31, 2024 and 2023

Note 1 - Description of the Plan

The following description of the QCR Holdings, Inc. 401(k) Plan (the “Plan”) provides only general information. Participants should refer to the plan agreement for a complete description of the Plan’s provisions.

General - The Plan is a defined contribution plan covering substantially all employees of QCR Holdings, Inc., and its subsidiaries, Quad City Bank and Trust Company, Cedar Rapids Bank and Trust Company, Community State Bank, Guaranty Bank, and m2 Equipment Finance LLC, (collectively referred to as the “Company”) who are at least 18 years of age. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

Contributions - Participants may contribute up to 100 percent of their eligible compensation in the form of a salary reduction, subject to certain limitations. Participants who were 50 years of age or older on December 31, 2024 and 2023, were eligible to make additional elective deferral contributions of $7,500 in both 2024 and 2023. The Plan includes an auto-enrollment provision, and all newly eligible participants are automatically enrolled in the Plan, unless they elect not to participate within the 30-day opt out period. The contribution percentage is 6% of the participant’s eligible compensation, with a 1% automatic increase annually up to a maximum of 15%. Contributions under the auto-enrollment provision are invested in a Qualified Default Investment Alternative designated by the Plan until the participant selects other Plan investment options.

Participants may also contribute amounts representing distributions from other qualified defined benefit or defined contribution plans in the form of a rollover contributions.

The Company makes discretionary matching contributions equal to 100 percent of the first 3 percent of the participant’s compensation deferred and 50 percent of the next 3 percent of compensation deferred. The Company’s profit-sharing contribution to the Plan is discretionary and is determined annually by the board of directors. There were no discretionary profit-sharing contributions made for the years ended December 31, 2024 and 2023. Participants must complete 1,000 hours of service during the plan year and be actively employed on the last day of the plan year or have terminated employment due to death, disability, or retirement in order to be eligible for matching or profit-sharing contributions.

5

QCR Holdings, Inc. 401(k) Plan

Notes to Financial Statements

December 31, 2024 and 2023

Note 1 - Description of the Plan (Continued)

Participant Accounts - Each participant’s account is credited with the participant’s contribution and the Company’s matching contribution, allocations of the Company’s discretionary profit-sharing contribution, plan earnings (losses), and administrative expenses. Allocations of the Company’s profit-sharing contribution are based on participant eligible wages. Allocations of the plan earnings are based on account balances. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Investment Options - Participants were able to select from various investments, including mutual funds, a common collective trust fund, and QCR Holdings, Inc. common stock, during the years ended December 31, 2024 and 2023. All contributions are allocated according to the participants’ investment directions.

Vesting - Participants are immediately vested in their voluntary contributions and actual earnings thereon. Vesting in the Company’s discretionary matching contribution, discretionary profit-sharing contribution, and earnings thereon is based on years of service. Vesting is based on years of continuous service beginning at 20 percent after 1 year of service and increasing 20 percent for each year of continuous service thereafter. A participant is 100 percent vested after 5 years of continuous service.

Participant Notes Receivable - The Plan allows eligible participants to borrow up to the lesser of one-half of their vested balance or $50,000 from the Plan. Under the terms of this provision, borrowings are subject to certain limitations, including a minimum borrowing of $1,000 and a maximum term of five years or a reasonable period of time, which may exceed five years for notes receivable used to acquire a principal residence. For the years ended December 31, 2024 and 2023, interest rates were fixed at the prime rate plus 1 percent at the note inception date. Principal and interest are paid through payroll deductions.

6

QCR Holdings, Inc. 401(k) Plan

December 31, 2024 and 2023

Note 1 - Description of the Plan (Continued)

Payment of Benefits - Upon termination of service due to death, retirement, or disability, participants or their beneficiaries may receive accumulated benefits. The benefit may be paid as a lump-sum payment equal to the value of their account, monthly installments over a period not to exceed their life expectancy, through a fixed annuity contract or partial distributions, as determined by the participant or beneficiary. For termination of service for other reasons, a participant may receive the value of the vested interest in his or her account as a lump-sum distribution. Involuntary distributions, in the form of rollovers, are made from terminated participant accounts with balances less than $5,000. Under certain circumstances, participants may receive a hardship distribution prior to termination upon approval of the plan administrator. Upon attaining the age of 59 1/2, participants are eligible to receive in-service distributions of all vested balances.

Forfeitures - The Company may elect to have forfeitures of terminated participants’ nonvested employer match and profit-sharing portions of their accounts used to pay administrative plan expenses or reduce future Company matching and profit-sharing contributions.

Note 2 - Summary of Significant Accounting Policies

Basis of Accounting – The financial statements of the Plan are prepared on the accrual basis of accounting.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of additions and deductions during the reporting period. Actual results could differ from those estimates.

Revenue Sharing - The Company has a revenue sharing agreement in place whereby fees earned by some of the mutual fund companies are shared with the Plan, which are used for the benefit of the Plan to pay administrative expenses. For the years ended December 31, 2024 and 2023, expenses to the Plan were reduced by $6,525 and $17,015, respectively, as these were paid under the revenue sharing agreement.

7

QCR Holdings, Inc. 401(k) Plan

Notes to Financial Statements

December 31, 2024 and 2023

Note 2 - Summary of Significant Accounting Policies (Continued)

Investment Valuation - The Plan’s investments are stated at fair value. The common collective trust fund is valued at net asset value per share (or its equivalent) of the fund, which is based on the fair value of the fund underlying net assets. Shares of mutual funds and Company common stock are valued at quoted market prices.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in different fair value measurements at the reporting date.

Participant Notes Receivable - Participant notes receivable are recorded at their unpaid principal balance plus any accrued interest. Participant notes receivable are written off and considered deemed distributions in the quarter after the notes receivable become delinquent.

Contributions - Contributions to the Plan from participants and, when applicable from the Company, are recorded in the period the payroll deductions are made from Plan participants.

Payment of Benefits - Benefits are recorded when paid.

Administrative Expenses - Certain administrative and operating expenses are paid by the Plan’s sponsor.

Risks and Uncertainties - The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market, and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the financial statements.

8

QCR Holdings, Inc. 401(k) Plan

Notes to Financial Statements

December 31, 2024 and 2023

Note 3 - Fair Value Measurement of Investments

The Plan accounts for its financial assets in accordance with Accounting Standards Codification 820, Fair Value Measurements and Disclosures (“ASC 820”), which are carried at fair value on a recurring basis in its financial statements. ASC 820 establishes a fair value hierarchy that requires assets measured at fair value to be categorized into one of three levels based on the inputs used in the valuation. Assets are classified in their entirety based on the lowest level of input significant to the fair value measurement. The three levels are defined as follows:

Level 1 - Quoted prices in active markets for identical assets that the Plan has the ability to access.

Level 2 – Observable inputs, other than Level 1 prices, such as quoted prices for similar assets in active markets, and other inputs such as interest rates and yield curves that are observable at commonly quoted intervals.

Level 3 - Unobservable inputs, including inputs that are available in situations where there is little, if any, market activity for the related asset.  These Level 3 fair value measurements are based primarily on management’s own estimates using pricing models, discounted cash flow methodologies, or similar techniques taking into account the characteristics of the asset.

In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Plan’s assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset. There have been no changes in methodology used at December 31, 2024 and 2023.

9

QCR Holdings, Inc. 401(k) Plan

Notes to Financial Statements

December 31, 2024 and 2023

Note 3 - Fair Value Measurement of Investments (Continued)

The Plan’s policy is to recognize transfers between levels of the fair value hierarchy as of the actual date of the event of change in circumstances that caused the transfer.

Assets Measured at Fair Value on a Recurring Basis at December 31, 2024

	Total	Level 1
Mutual funds	$127,288,590	$127,288,590
QCR Holdings, Inc. common stock	15,571,739	15,571,739
Total investments measured at fair value	$142,860,329	142,860,329

Investments measured at net asset value: (1)
Common collective trust fund	4,464,569
Total investments at fair value	$147,324,898

Assets Measured at Fair Value on a Recurring Basis at December 31, 2023

	Total	Level 1
Mutual funds	$108,259,409	$108,259,409
QCR Holdings, Inc. common stock	12,841,124	12,841,124
Total investments measured at fair value	$121,100,533	121,100,533

Investments measured at net asset value: (1)
Common collective trust fund	2,990,084
Total investments at fair value	$124,090,617

(1)	In accordance with Subtopic 820-10, certain investments that were measured at net asset value per share (or its equivalent) have not been classified in the fair value hierarchy. The fair value amounts presented in this table are intended to permit reconciliation of the fair value hierarchy to the line items presented in the statements of net assets available for benefits.

Redemptions of the common collective trusts held by the Plan are allowed daily for participants; however, the Plan is subject to a twelve-month notification period, and have no unfunded commitments.

10

QCR Holdings, Inc. 401(k) Plan

Notes to Financial Statements

December 31, 2024 and 2023

Note 4 - Related Party Transactions

Certain plan investments include investments in shares of the Company’s common stock. For the years ended December 31, 2024 and 2023, the Plan purchased 8,944 and 21,147 shares of QCR Holdings, Inc. common stock, respectively, at a cost of $595,838 and $987,055, respectively. For the years ended December 31, 2024 and 2023, the Plan sold 35,762 and 21,877 shares of QCR Holdings, Inc. common stock, respectively, with proceeds of $2,319,014 and $1,232,037, respectively. As of December 31, 2024 and 2023, the Plan held $15,571,739 (193,102 shares) and $12,841,124 (219,920 shares), respectively, of QCR Holdings, Inc. common stock.

In addition, the Company pays certain expenses for the Plan. These transactions qualify as party-in-interest transactions as defined under ERISA guidelines.

Certain plan investments are managed by Principal Life Insurance Company (“Principal”). Principal is the trustee as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions.

During 2023, certain nonexempt transactions with a party-in-interest occurred when the Company contributed funds to the Plan for participants that were then reversed. The Company reimbursed the participants directly and then requested the funds be returned to the Company instead of moving the amounts to the forfeitures account. This transaction is reported on the schedule of nonexempt transactions. The Company intends to reimburse the Plan for the reported amount and related lost earnings.

Note 5 - Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of termination of the Plan, the accounts of all participants shall become 100 percent vested and shall be distributed to the participants or their beneficiaries.

11

QCR Holdings, Inc. 401(k) Plan

Notes to Financial Statements

December 31, 2024 and 2023

Note 6 - Tax Status

The Company’s Board of Directors adopted a pre-approved 401(k) plan document. The plan sponsor has received, from the Internal Revenue Service, an opinion letter dated June 30, 2020, stating that the written form of the underlying pre-approved plan is qualified under Section 401(a) of the Internal Revenue Code (the “Code”) and that any employer adopting this form of the Plan will be considered to have a plan qualified under Sections 401(a) of the Code. The Plan is required to operate in conformity with the Code to maintain its qualification. The plan administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes the Plan is qualified and the related trust is tax exempt. The plan administrator believes the Plan is no longer subject to tax examinations for years prior to 2021.

Note 7 - Reconciliation of the Financial Statements to Form 5500

The following is a reconciliation of net assets available for benefits per the financial statements at December 31, 2024 and 2023 to the Form 5500:

	2024	2023

Net assets available for benefits per the financial statements	$152,351,645	$128,654,152
Difference in valuation of the common collective trust fund from net asset value to fair value	(279,963)	(178,334)

Net assets available for benefits per Form 5500	$152,071,682	$128,475,818

The following is a reconciliation of net increase in net assets available for benefits per the financial statements at December 31, 2024 and 2023 to the Form 5500:

	2024	2023

Net increase in net assets available for benefits per the financial statements	$23,697,493	$26,156,313
Difference in valuation of the common collective trust fund from net asset value to fair value	(101,629)	72,397

Net increase in net assets available for benefits per Form 5500	$23,595,864	$26,228,710

12

QCR Holdings, Inc. 401(k) Plan

Notes to Financial Statements

December 31, 2024 and 2023

Note 8 - SECURE Act 2.0

In December 2022, SECURE Act 2.0 (“Secure 2.0”) was enacted, and contains numerous significant changes for retirement plans and plan sponsors. Provisions include both required and optional elements, such as increasing the minimum distribution age, and changes to the catch-up contributions for workers between the ages of 60 and 63 with workplace plans. Many of the provisions in SECURE 2.0 were effective in 2023 and 2024, but it will not be completely implemented until 2028. The Company is currently in the process of evaluating the impact of SECURE 2.0 on the Company, Plan and its participants.

Note 9 - Subsequent Events

The Plan has evaluated subsequent events, and has determined that no significant events requiring adjustments have occurred after December 31, 2024, but prior to the issuance of these financial statements.

13

QCR Holdings, Inc. 401(k) Plan

Schedule of Assets Held at End of Year

Form 5500, Schedule H, Item 4i

EIN 42-1397595, Plan Number 001

December 31, 2024

(a)	(b)	(c)	(d)	(e)
	Issue	Description	Cost	Current Value
**	QCR Holdings, Inc. Stock	Common stock	*	15,571,739
	American Funds Capital World Growth & Income R6	Mutual fund	*	2,851,899
	American Funds EuroPacific Growth R6	Mutual fund	*	8,588,062
	Baron Growth Fund	Mutual fund	*	3,835,062
	Goldman Sachs International Small Cap Insights Fund	Mutual fund	*	1,370,676
	Invesco Developing Markets Fund	Mutual fund	*	2,720,841
	Janus Henderson Small-Mid Cap Value	Mutual fund	*	3,606,702
	PGIM Strategic Bond Fund	Mutual fund	*	1,867,321
	T. Rowe Price Spectrum Conservative Allocation Fund I	Mutual fund	*	76,307
	T. Rowe Price Spectrum Moderate Allocation Fund I	Mutual fund	*	126,240
	T. Rowe Price Spectrum Moderate Growth Allocation Fund I	Mutual fund	*	541,994
	T. Rowe Price Blue Chip Growth	Mutual fund	*	11,990,288
	Vanguard 500 Index ADM	Mutual fund	*	17,110,993
	Vanguard Intermediate Term Bond Index ADM	Mutual fund	*	2,236,989
	Vanguard Developed Markets Index ADM	Mutual fund	*	785,699
	Vanguard Emerging Markets Index ADM	Mutual fund	*	357,684
	Vanguard Mid Cap Index ADM	Mutual fund	*	3,271,614
	Vanguard Small Cap Index ADM	Mutual fund	*	3,322,464
	Vanguard Target Retirement 2020 Inv	Mutual fund	*	896,963
	Vanguard Target Retirement 2025 Inv	Mutual fund	*	3,320,607
	Vanguard Target Retirement 2030 Inv	Mutual fund	*	7,069,691
	Vanguard Target Retirement 2035 Inv	Mutual fund	*	8,264,228
	Vanguard Target Retirement 2040 Inv	Mutual fund	*	5,820,656
	Vanguard Target Retirement 2045 Inv	Mutual fund	*	6,662,213
	Vanguard Target Retirement 2050 Inv	Mutual fund	*	7,321,873
	Vanguard Target Retirement 2055 Inv	Mutual fund	*	2,527,013
	Vanguard Target Retirement 2060 Inv	Mutual fund	*	1,427,096
	Vanguard Target Retirement 2065 Inv	Mutual fund	*	258,833
	Vanguard Target Retirement Income Inv	Mutual fund	*	482,000
	Vanguard Total Stock Market Index ADM	Mutual fund	*	6,580,715
	Vanguard Windsor II Admiral	Mutual fund	*	8,798,252
	Western Asset Core Plus Bond I	Mutual fund	*	3,197,615
**	Morley Stable Value Fund	Common collective trust fund	*	4,464,569
		Subtotal		147,324,898

**	Participant notes receivable, bearing interest at rates of 4.25% to 9.50%			1,550,327

			Total	148,875,225

  * Cost information not required for participant-directed investments

  ** Party-in-interest, as defined by ERISA

Schedule 1